Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS FOURTH QUARTER
AND YEAR-END RESULTS
2018 Full Year Sales Grow 15% to a Record $2.5 Billion

Full Year 2018 Highlights
•Net sales of $2.5 billion, an increase of 15% year-over-year
•Net income of $148.6 million, an increase of 12% year-over-year
•GAAP diluted EPS of $5.83, including a one-time non-cash charge related to U.S. tax reform
•Adjusted diluted EPS for the year of $5.86, excluding a one-time non-cash charge related to U.S. tax reform of $612,000 ($0.03 per diluted share)
•Content per travel trailer and fifth-wheel increased $187 year-over-year, or 6%, to $3,450 for the twelve months ended December 31, 2018
•Content per motorhome increased $272 year-over-year, or 12%, to $2,491 for the twelve months ended December 31, 2018
•Adjacent industries OEM sales grew to $614.6 million for the year, up 49% year-over-year
•Aftermarket sales grew to $233.2 million for the year, up 36% year-over-year
•International sales grew to $104.1 million in 2018, up 125% year-over-year
•Returned $88.0 million to shareholders through $59.3 million of dividends and $28.7 million in share repurchases

Fourth Quarter 2018 Highlights
•Net sales of $536.6 million in the fourth quarter, a decrease of 2% year-over-year
•Net income of $20.2 million or $0.80 per GAAP diluted share in the fourth quarter, including a one-time non-cash charge related to U.S. tax reform
•Adjusted diluted EPS for the quarter of $0.82, excluding a one-time non-cash charge related to U.S. tax reform of $612,000 ($0.02 per diluted share)
•Quarterly dividend of $0.60 per share paid totaling $15.1 million
•Stock repurchase program authorized for up to $150 million of common stock

Elkhart, Indiana - February 7, 2019 - LCI Industries (NYSE: LCII) (“LCI”, or the “Company”), through its wholly-owned subsidiary, Lippert Components, Inc., supplies domestically and internationally, a broad array of engineered components for the leading original equipment manufacturers (“OEMs”) in the recreation and industrial product markets, and the related aftermarkets of those industries, today reported full year and fourth quarter 2018 results.

“We delivered another record year with net sales reaching nearly $2.5 billion, a year-over-year increase of 15 percent. Our strategy to diversify our business through adjacent markets, the aftermarket, and internationally is clearly paying off. We saw strong growth in each of these markets, as well as a substantial increase in content per vehicle in our RV OEM segment supporting our outperformance of the industry,” said LCI Industries’ Chief Executive Officer, Jason Lippert. “While we are confident in our ability to further execute on our strategy going forward, we are cognizant of the challenges that our business and industry have faced over the last twelve months. As such, we have taken a number of actions to enhance our business in a short-term lower volume environment, including price increases to offset tariffs and higher commodity pricing and scaling back capital expenditures to boost return on investment and cash flows. As we look to 2019, we are confident we will continue to deliver solid financial and operating performance, as our entire team remains laser-focused on growth, penetrating new markets, and driving more value to our customers through unmatched innovation.”

Full Year 2018 Results

Consolidated net sales for the full year 2018 were $2,475.8 million, an increase of 15 percent over the prior year net sales of $2,147.8 million. Net income for the full year 2018 was $148.6 million, or $5.83 per diluted share, compared to net income of $132.9 million, or $5.24 per diluted share, in 2017. Net income for 2018 and 2017 included one-time non-cash charges of $612,000 ($0.03 per diluted share) and $13.2 million ($0.52 per diluted share), respectively, related to the impact of the Tax Cuts and Jobs Act (the "TCJA"). Excluding the impact of the TCJA, adjusted net income was $149.2 million, or $5.86 per diluted share, for the full year 2018 compared to $146.1 million, or $5.76 per diluted share, for the full year 2017, as referenced in the "Supplementary Information Non-GAAP Measures" section.

The increase in year-over-year net sales reflects growth across the Company’s segments, as well as the addition of acquisitions completed by the Company over the twelve months ended December 31, 2018. Net sales from acquisitions completed by the Company over the twelve months ended December 31, 2018, contributed $231.4 million in 2018.

Fourth Quarter 2018 Results

Consolidated net sales for the fourth quarter of 2018 were $536.6 million, a decline of two percent from 2017 fourth quarter net sales of $547.1 million. Net income in the fourth quarter of 2018 was $20.2 million, or $0.80 per diluted share, compared to net income of $17.5 million, or $0.68 per diluted share, in the fourth quarter of 2017. Net income in the fourth quarter of 2018 and 2017 included one-time non-cash charges of $612,000 ($0.02 per diluted share) and $13.2 million ($0.52 per diluted share), respectively, related to the impact of the Tax Cuts and Jobs Act (the "TCJA"). Excluding the impact of the TCJA, adjusted net income was $20.8 million, or $0.82 per diluted share, for the fourth quarter of 2018, compared to $30.7 million, or $1.20 per diluted share, for the fourth quarter of 2017, as referenced in the "Supplementary Information Non-GAAP Measures" section.

The decrease in year-over-year net sales for the fourth quarter of 2018 reflects lower RV wholesale shipments as dealers normalize their inventory levels, offset by continued growth in the Company’s adjacent industries OEM, aftermarket, and international markets. Net sales from acquisitions completed by the Company over the twelve months ended December 31, 2018, contributed $59.2 million in the fourth quarter of 2018.

The Company’s content per travel trailer and fifth-wheel RV for the twelve months ended December 31, 2018, increased $187 to $3,450, compared to the twelve months ended December 31, 2017, of $3,263. The Company’s content per motorhome RV for the twelve months ended December 31, 2018, increased $272 to $2,491, compared to the twelve months ended December 31, 2017, of $2,219. The content increases are a result of organic growth, including new product introductions, as well as acquisitions.

January 2019 Results

January 2019 consolidated net sales are approximately $187 million, down 9% from January 2018. Sales continue to be impacted by reduced production rates by the OEMs in addition to poor weather that impacted multiple shipping days.

Income Taxes

The Company’s effective tax rate was 27 percent and 23 percent for the quarter and year ended December 31, 2018, compared to 60 percent and 38 percent for the quarter and year ended December 31, 2017.  During the quarter ended December 31, 2018, the Company finalized its tax accounting for the TCJA and pursuant to SAB 118 and recorded a one-time non-cash charge of $612,000 ($0.02 per diluted share in the fourth quarter and $0.03 per diluted share in 2018) related to adjustments to deferred tax amounts provisionally recorded in the prior year. During the quarter ended December 31, 2017, the Company recorded a one-time non-cash charge of $13.2 million ($0.52 per diluted share in the fourth quarter and $0.52 per diluted share in 2017) related to the enactment of the TCJA which resulted in the re-measurement of certain deferred tax assets using the lower U.S. corporate income tax rate.

Excluding these one-time charges, the Company's effective tax rate was 25 percent and 22 percent for the quarter and year ended December 31, 2018, and 30 percent and 31 percent for the quarter and year ended December 31, 2017, as referenced in the "Supplemental Information Non-GAAP Measures" section.

Balance Sheet and Other Items

At December 31, 2018, the Company’s cash and cash equivalents balance was $14.9 million, a decrease of $11.1 from its balance of $26.0 million at the beginning of the year. The Company generated cash flow from operations of $156.6 million and invested $119.8 million in capital expenditures for the twelve months ended December 31, 2018. Other cash outflows included $184.8 million for acquisitions and $59.3 million for dividend payments to shareholders, and were funded primarily by net borrowings of $240.1 million on the Company’s line of credit for the twelve months ended December 31, 2018. The Company’s outstanding debt was $293.5 million at December 31, 2018.

As previously announced, the Company initiated a stock repurchase program in the fourth quarter of 2018. The Company repurchased 0.4 million of its common shares for $28.7 million, with $121.3 million remaining in the current share repurchase authorization.

Conference Call & Webcast

LCI will provide an online, real-time webcast of its fourth quarter and year-end 2018 earnings conference call on the Company’s website, www.lci1.com/investors, on Thursday, February 7, 2019, at 11:00 a.m. Eastern time.

A replay of the call will be available for two weeks by dialing (855) 859-2056 and referencing access code 2388808. A replay of the webcast will also be available on LCI’s website until the next quarterly conference call.

About LCI Industries

From over 65 manufacturing and distribution facilities located throughout the United States and in Canada, Ireland, Italy, and the United Kingdom, LCI Industries, through its wholly-owned subsidiary, Lippert Components Inc., supplies, domestically and internationally, a broad array of engineered components for the leading original equipment manufacturers (“OEMs”) in the recreation and industrial product markets, consisting of recreational vehicles (“RVs”) and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio, and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; televisions and sound systems; navigation systems; backup cameras; appliances; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company’s subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
(In thousands, except per share amounts)

Net sales	$536,616	$547,137	$2,475,807	$2,147,770
Cost of sales	433,362	430,344	1,955,463	1,654,656
Gross profit	103,254	116,793	520,344	493,114
Selling, general and administrative expenses	73,727	72,608	321,556	278,833
Operating profit	29,527	44,185	198,788	214,281
Interest expense, net	1,955	275	6,436	1,437
Income before income taxes	27,572	43,910	192,352	212,844
Provision for income taxes	7,393	26,446	43,801	79,960
Net income	$20,179	$17,464	$148,551	$132,884

Net income per common share:
Basic	$0.80	$0.70	$5.90	$5.31
Diluted	$0.80	$0.68	$5.83	$5.24

Weighted average common shares outstanding:
Basic	25,123	25,094	25,178	25,020
Diluted	25,305	25,505	25,463	25,375

Depreciation and amortization	$17,787	$14,871	$67,526	$54,727
Capital expenditures	$27,305	$26,879	$119,827	$87,221

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$297,479	$360,518	$1,440,730	$1,405,983
Motorhomes	42,067	44,530	187,297	159,417
Adjacent industries OEMs	145,995	100,850	614,589	411,223
Total OEM Segment net sales	485,541	505,898	2,242,616	1,976,623
Aftermarket Segment:
Total Aftermarket Segment net sales	51,075	41,239	233,191	171,147
Total net sales	$536,616	$547,137	$2,475,807	$2,147,770

Operating profit:
OEM Segment	$23,040	$38,409	$167,459	$190,276
Aftermarket Segment	6,487	5,776	31,329	24,005
Total operating profit	$29,527	$44,185	$198,788	$214,281

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,
	2018	2017
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$14,928	$26,049
Accounts receivable, net of allowances of $1,895 and $1,536 at December 31, 2018 and 2017, respectively	121,812	82,157
Inventories, net	340,615	274,748
Prepaid expenses and other current assets	49,296	34,125
Total current assets	526,651	417,079
Fixed assets, net	322,876	228,950
Goodwill	180,168	124,183
Other intangible assets, net	176,342	130,132
Deferred taxes	10,948	24,156
Other assets	26,908	21,358
Total assets	$1,243,893	$945,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, trade	$78,354	$79,164
Accrued expenses and other current liabilities	99,228	102,849
Total current liabilities	177,582	182,013
Long-term indebtedness	293,528	49,924
Other long-term liabilities	66,528	61,176
Total liabilities	537,638	293,113
Total stockholders’ equity	706,255	652,745
Total liabilities and stockholders’ equity	$1,243,893	$945,858

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2018	2017
(In thousands)
Cash flows from operating activities:
Net income	$148,551	$132,884
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	67,526	54,727
Stock-based compensation expense	14,065	20,036
Deferred taxes	13,874	6,808
Other non-cash items	(13)	4,371
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(11,352)	(12,601)
Inventories, net	(34,730)	(78,698)
Prepaid expenses and other assets	(17,691)	(10,898)
Accounts payable, trade	(17,335)	20,727
Accrued expenses and other liabilities	(6,287)	15,346
Net cash flows provided by operating activities	156,608	152,702
Cash flows from investing activities:
Capital expenditures	(119,827)	(87,221)
Acquisitions of businesses, net of cash acquired	(184,792)	(60,588)
Proceeds from note receivable	2,000	1,500
Other investing activities	(176)	434
Net cash flows used in investing activities	(302,795)	(145,875)
Cash flows from financing activities:
Exercise of stock-based awards, net of shares tendered for payment of taxes	(16,097)	(10,531)
Proceeds from line of credit borrowings	1,387,013	28,130
Repayments under line of credit borrowings	(1,146,953)	(28,130)
Proceeds from other borrowings	4,509	—
Payment of dividends	(59,270)	(51,057)
Payment of contingent consideration related to acquisitions	(3,068)	(5,301)
Repurchases of common stock	(28,695)	—
Other financing activities	(2,373)	(59)
Net cash flows provided by (used in) financing activities	135,066	(66,948)
Net (decrease) increase in cash and cash equivalents	(11,121)	(60,121)
Cash and cash equivalents at beginning of period	26,049	86,170
Cash and cash equivalents at end of period	$14,928	$26,049

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2018		2017	2018		2017
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	90.3		108.2	415.0		429.5
Motorhome RVs	12.1		15.3	57.6		62.6
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	63.1	(2)	68.1	416.4	(2)	401.0
Impact on dealer inventories	27.2	(2)	40.1	(1.4)	(2)	28.5
Motorhome RVs	9.0	(2)	10.1	51.7	(2)	52.8

				Twelve Months Ended
				December 31,
				2018		2017
LCI Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV				$3,450		$3,263
Motorhome RV				$2,491		$2,219

				December 31,
				2018		2017
Balance Sheet Data:
Current ratio				3.0		2.3
Total indebtedness to stockholders’ equity				0.4		0.1
Days sales in accounts receivable				27.7		17.8
Inventory turns, based on last twelve months				6.2		7.7

				2019
Estimated Full Year Data:
Capital expenditures				$ 55 - $ 65 million
Depreciation and amortization				$ 73 - $ 78 million
Stock-based compensation expense				$ 16 - $ 18 million
Annual tax rate				24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) December 2018 retail sales data for RVs has not been published yet, therefore 2018 retail data for RVs includes an estimate for December 2018 retail units. Retail sales data will likely be revised upwards in future months as various states report.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
NON-GAAP MEASURES
(unaudited)

	Three months ended December 31, 2018
(In thousands, except per share amounts)	Income before income taxes	Provision for income taxes	Net income	Effective tax rate	Diluted earnings per share
As reported GAAP	$27,572	$7,393	$20,179	27%	$0.80
Impact of TCJA	—	(612)	612	(2)%	0.02
Adjusted non-GAAP (3)	$27,572	$6,781	$20,791	25%	$0.82

	Three months ended December 31, 2017
(In thousands, except per share amounts)	Income before income taxes	Provision for income taxes	Net income	Effective tax rate	Diluted earnings per share
As reported GAAP	$43,910	$26,446	$17,464	60%	$0.68
Impact of TCJA	—	(13,209)	13,209	(30)%	0.52
Adjusted non-GAAP (3)	$43,910	$13,237	$30,673	30%	$1.20

	Twelve months ended December 31, 2018
(In thousands, except per share amounts)	Income before income taxes	Provision for income taxes	Net income	Effective tax rate	Diluted earnings per share
As reported GAAP	$192,352	$43,801	$148,551	23%	$5.83
Impact of TCJA	—	(612)	612	(1)%	0.03
Adjusted non-GAAP (3)	$192,352	$43,189	$149,163	22%	$5.86

	Twelve months ended December 31, 2017
(In thousands, except per share amounts)	Income before income taxes	Provision for income taxes	Net income	Effective tax rate	Diluted earnings per share
As reported GAAP	$212,844	$79,960	$132,884	38%	$5.24
Impact of TCJA	—	(13,209)	13,209	(7)%	0.52
Adjusted non-GAAP (3)	$212,844	$66,751	$146,093	31%	$5.76

(3) During the fourth quarter of 2018, the Company finalized its tax accounting for the Tax Cuts and Jobs Act (the “TCJA”) and pursuant to SAB 118  recorded a one-time non-cash charge of $612,000 related to adjustments to deferred tax amounts provisionally recorded in the prior year. During the fourth quarter of 2017, the Company recorded a provisional one-time non-cash charge of $13.2 million related to the enactment of the TCJA. The charge resulted from the re-measurement of the Company’s deferred tax assets considering the TCJA’s newly enacted tax rates. This provisional amount was subject to adjustment during the measurement period of up to one year following the December 2017 enactment of the TCJA, as provided by recent SEC guidance. In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impact of enactment of the TCJA. These items represent significant charges that impacted the Company’s financial results. Net income, earnings per diluted share, and the effective tax rate are all measures for which the Company provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.